UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 5)*

Under the Securities Exchange Act of 1934

ADT Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

00090Q 10 3

(CUSIP Number)

December 31, 2023**

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** The reporting persons are filing this Amendment No. 5 to Schedule 13G solely to correct certain beneficial ownership numbers included in Amendment No. 4 to this Schedule 13G due to administrative error.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 465,636,814 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 465,636,814 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 465,636,814 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 53.7%

12	Type of Reporting Person (See Instructions) PN

2 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML II), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 32,663,552 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 32,663,552 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,663,552 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.8%

12	Type of Reporting Person (See Instructions) PN

3 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 465,636,814 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 465,636,814 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 465,636,814 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ⌧

11	Percent of Class Represented by Amount in Row (9) 53.7%

12	Type of Reporting Person (See Instructions) OO

4 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML II), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 32,663,552 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 32,663,552 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,663,552 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.8%

12	Type of Reporting Person (See Instructions) OO

5 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo Parent GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) OO

6 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) AP VIII Prime Security Services Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) PN

7 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) OO

8 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) AP VIII Prime Security Services Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) OO

9 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) PN

10 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) OO

11 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) PN

12 of 20

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares

	6	Shared Voting Power 498,300,366 shares

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 498,300,366 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 57.5%

12	Type of Reporting Person (See Instructions) OO

13 of 20

CUSIP No. 00090Q 10 3

Item 1.
	(a)	Name of Issuer ADT Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1501 Yamato Road Boca Raton, Florida 33431

Item 2.
(a)

Name of Person Filing

This statement is filed by: (i) Prime Security Services TopCo (ML), L.P. (“TopCo ML LP”); (ii)  Prime Security Services TopCo (ML II), L.P. (“TopCo ML II LP”); (iii) Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”); (iv) Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”); (v) Prime Security Services TopCo Parent GP, LLC (“TopCo Parent GP”); (vi) AP VII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”); (vii) Prime Security Services GP, LLC (“Prime GP”); (viii) AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”); (ix) Apollo Management, L.P. (“Apollo Management”); (x) Apollo Management GP, LLC (“Management GP”); (xi) Apollo Management Holdings, L.P. (“Management Holdings”); and (xii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

TopCo ML LP and TopCo ML II LP are the holders of record of the securities of the Issuer.

Prime TopCo ML serves as the general partner of TopCo ML LP, and Prime TopCo ML II serves as the general partner of TopCo ML II LP. TopCo Parent GP serves as the sole member of Prime TopCo ML. AP VIII Prime Security LP serves as the sole member of TopCo Parent GP.

Prime GP serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Management serves as the investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management serves as the sole member-manager of AP VIII Prime Security Management. Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence
The address of the principal business office of each of TopCo ML LP, TopCo ML II LP, Prime TopCo ML, Prime TopCo ML II , TopCo Parent GP, AP VIII Prime Security LP and Prime GP is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The address of the principal business office of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(c)	Citizenship
TopCo ML LP, TopCo ML II LP, AP VIII Prime Security LP, Apollo Management and Management Holdings are each Delaware limited partnerships. Prime TopCo ML, Prime TopCo ML II, TopCo Parent GP, Prime GP, AP VIII Prime Security Management, Management GP and Management Holdings GP are each Delaware limited liability companies.
	(d)	Title of Class of Securities Common Stock, par value $0.01 per share (the “Common Stock”).
	(e)	CUSIP Number 00090Q 10 3

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

14 of 20

Item 4.	Ownership.

(a)	Amount beneficially owned:

	TopCo ML LP	465,636,814
	TopCo ML II LP	32,663,552
	Prime TopCo ML	465,636,814
	Prime TopCo ML II	32,663,552
	TopCo Parent GP	498,300,366
	AP VIII Prime Security LP	498,300,366
	Prime GP	498,300,366
	AP VIII Prime Security Management	498,300,366
	Apollo Management	498,300,366
	Management GP	498,300,366
	Management Holdings	498,300,366
	Management Holdings GP	498,300,366

Prime TopCo ML, TopCo Parent GP, AP VIII Prime Security LP, Prime GP, AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Marc Rowan, Scott Kleinman, and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

	TopCo ML LP	53.7%
	TopCo ML II LP	3.8%
	Prime TopCo ML	53.7%
	Prime TopCo ML II	3.8%
	TopCo Parent GP	57.5%
	AP VIII Prime Security LP	57.5%
	Prime GP	57.5%
	AP VIII Prime Security Management	57.5%
	Apollo Management	57.5%
	Management GP	57.5%
	Management Holdings	57.5%
	Management Holdings GP	57.5%
	The percentage amounts are based on 867,076,756 shares of Common Stock outstanding as of October 25, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 2, 2023.

15 of 20

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

	TopCo ML LP	465,636,814
	TopCo ML II LP	32,663,552
	Prime TopCo ML	465,636,814
	Prime TopCo ML II	32,663,552
	TopCo Parent GP	498,300,366
	AP VIII Prime Security LP	498,300,366
	Prime GP	498,300,366
	AP VIII Prime Security Management	498,300,366
	Apollo Management	498,300,366
	Management GP	498,300,366
	Management Holdings	498,300,366
	Management Holdings GP	498,300,366
(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:

	TopCo ML LP	465,636,814
	TopCo ML II LP	32,663,552
	Prime TopCo ML	465,636,814
	Prime TopCo ML II	32,663,552
	TopCo Parent GP	498,300,366
	AP VIII Prime Security LP	498,300,366
	Prime GP	498,300,366
	AP VIII Prime Security Management	498,300,366
	Apollo Management	498,300,366
	Management GP	498,300,366
	Management Holdings	498,300,366
	Management Holdings GP	498,300,366

16 of 20

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not Applicable

[The remainder of this page intentionally left blank.]

17 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 28, 2024

Prime Security Services TopCo (ML), L.P.

By:	Prime Security Services TopCo (ML), LLC,
its general partner

	By:	Prime Security Services TopCo Parent GP, LLC, its sole member

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

Prime Security Services TopCo (ML II), L.P.

By:	Prime Security Services TopCo (ML II), LLC,
its general partner

	By:	Prime Security Services GP, LLC, its member

		By:	Apollo Advisors VIII, L.P.,
its sole member

		By:	Apollo Capital Management VIII, LLC,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

Prime Security Services TopCo (ML), LLC

By:	Prime Security Services TopCo Parent GP, LLC,
its sole member

	By:	AP VII Prime Security Services Holdings, L.P.,
its sole member

		By:	Prime Security Services GP, LLC,
its member

		By:	Apollo Advisors VIII, L.P.,
its sole member

		By:	Apollo Capital Management VIII, LLC,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

18 of 20

Prime Security Services TopCo (ML II), LLC

By:	Prime Security Services GP, LLC,
its sole member

	By:	Apollo Advisors VIII, L.P.,
its sole member

		By:	Apollo Capital Management VIII, LLC,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

Prime Security Services TopCo Parent GP, LLC

By:	By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII PRIME SECURITY SERVICES HOLDINGS, L.P.

By:	Prime Security Services GP, LLC,
its general partner

	By:	Apollo Advisors VIII, L.P.,
its sole member

		By:	Apollo Capital Management VIII, LLC,
its general partner

			By:	/s/ James Elworth
			By:	James Elworth
			By:	Vice President

PRIME SECURITY SERVICES GP, LLC

By:	Apollo Advisors VIII, L.P.,
its sole member

	By:	Apollo Capital Management VIII, LLC,
its general partner

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

19 of 20

AP VIII PRIME SECURITY SERVICES MANAGEMENT, LLC

By:	Apollo Management, L.P.,
its sole member

	By:	Apollo Management GP, LLC,
its general partner

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

20 of 20